Exhibit 99.1

NEWS RELEASE

CONTACT:	James M. Gasior President & CEO (330) 282-4111

Cortland Bancorp Reports Earnings for the First Quarter 2020 and Declares Dividend of $ .14 Per Share

Financial results include an increase in mortgage loan originations and special provisions for credit losses due to COVID-19

Community response includes assisting local businesses with more than 400 CARES Act PPP loans totaling in excess of $56 million

CORTLAND, Ohio – May 7, 2020 — Cortland Bancorp (NASDAQ: CLDB) announced its first quarter 2020 financial results which included the ongoing impact of the COVID-19 pandemic. Net income for the first three months of 2020 was $1.4 million, or $.32 per share, versus $2.1 million, or $.49 per share, for the first quarter of 2019.

The decrease in earnings was precipitated by a $600,000 charge to earnings for the provision for credit losses directly attributable to the current COVID-19 pandemic. Specifically, increases in the allowance for credit losses were recognized in the qualitative factor allocations for specific concentrations of credit in various loan portfolio segments as a result of current economic conditions. James M. Gasior, President and CEO commented, “Although the ultimate impact to businesses is unknown at the current time, an increase in credit provisioning is warranted given the economic disruption and uncertainty associated with the COVID-19 pandemic.”

In addition, $41 million of loan prepayments in the fourth quarter of 2019 and interest rate reductions by the Federal Open Market Committee (“FOMC”) over the last three quarters contributed to a contraction in the Company’s net interest margin for the quarter ended March 31, 2020. The margin contracted to 3.56% from 3.74% in the previous quarter and from 3.90% in the first quarter 2019. Total average loans of $502 million increased 1% both from the previous quarter and from the prior year first quarter, reflecting the softness in loan demand in the current environment. Average deposits of $593 million increased by 2% from the first quarter last year and remained flat on a linked quarter basis.

The return on average assets ratio was .77% for the Company for this first quarter, while the return on average equity ratio was 6.89%.

Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 14.08% and tangible equity to tangible assets of 10.27%.

Cortland Bancorp Reports Earnings

May 6, 2020

First Quarter 2020 Highlights (at or for the period ended March 31, 2020)

Net income of $1.4 million, or $.32 per share, for the first quarter of 2020 was below the $1.9 million, or $.44 per share, reported for the fourth quarter of 2019, as well as the $2.1 million, or $.49 per share, for the first quarter of 2019. Actions taken by the FOMC relative to interest rates and the stay-at-home orders by state government affected net interest margin, as well as our customers’ business prospects.

The Company’s reduced net interest margin resulted in a decrease of $519,000 in net interest income for the first quarter ended March 31, 2020 versus the first quarter of 2019. However, benefiting from the lower rate environment, the mortgage banking operation recognized gains of $596,000 on loan originations of $15.7 million for the first three months of 2020 versus gains of $337,000 on loan originations of $11.0 million for the same period in 2019. The majority of originations was from refinances of existing mortgage loans.

The efficiency ratio for the Company was 68.54% for the quarter versus 63.69% for the same period in 2019.

The return on average equity ratio for the Company was 6.89% for the quarter versus 12.75% for the same quarter in 2019.

The effective tax rate was 13.1% compared to 15.8% for the first quarters of 2020 and 2019, respectively. The tax-free investment income comprised a larger portion of earnings in 2020, thereby reducing the effective rate.

A quarterly cash dividend of $0.14 per share will be payable on June 1, 2020 to shareholders of record on May 15, 2020. This equates to an annualized dividend yield of 4.25%.

The Company repurchased 146,318 shares in the first quarter of 2020 as part of its currently approved 300,000 share program. In light of the COVID-19 pandemic, repurchases are suspended in order to preserve capital in the uncertain environment.

Balance Sheet

Average assets, which neutralize the effect of seasonal year-end transactions and balances, were $714 million at March 31, 2020, compared to $692 million at March 31, 2019 and $713 million at December 31, 2019.

As competition for loans has led to less-than-stringent credit terms and thin pricing across our Northeast Ohio marketplace, Cortland Bancorp has remained disciplined on underwriting and pricing. Despite a willingness to pass on transactions which do not align with our credit and pricing standards, along with an increase in loan prepayments and payoffs, average total loans increased 1% year over year, keeping the loan-to-deposit ratio near 81%. “Maintaining this ratio below 90% has been instrumental in our controlling deposit costs and liquidity, thereby maximizing the bank’s flexibility,” Gasior added.

The loan portfolio remains diversified and comprised of both retail and business relationships with commercial real estate loans accounting for 62%, of which 15% are owner-occupied by businesses. Commercial loans accounted for 15% while residential 1-4 loans accounted for 17%.

Cortland Bancorp Reports Earnings

May 6, 2020

Total average deposits grew by $10 million, or 2%, to $593 million for the first quarter of 2020 from $583 million in the first quarter of 2019. Noninterest-bearing deposits accounted for 22% of total deposits, while certificates of deposits were 23% of the deposit mix.

“The Kasasa free checking account program continues to be successful with more than 5,400 accounts now opened. Our online banking capabilities allow customers to open a Rewards Kasasa account on their computers or mobile devices,” commented Gasior. “Online account openings for the past two months alone have, on average, surpassed the average number of accounts opened online per week for all of the previous calendar year.”

Asset Quality

A provision for loan losses of $600,000 was recorded for the three months ended March 31, 2020 versus $175,000 a year ago. The increase is attributable to additional qualitative factors, giving recognition to economic disruption and uncertainty associated with COVID-19.

Nonperforming loans were $8.2 million, compared to $8.8 million a year earlier and $8.5 million at December 31, 2019. The ratio of nonperforming assets to total assets at quarter end was 1.15%. This reflects an improvement from the 1.28% reported a year ago. The Company’s ratio of allowance for loan losses to nonperforming loans was 61.81% at March 31, 2020. With the loan portfolio of predominantly commercial real estate at low loan-to-value ratios, collateral coverage weighs in as a significant risk mitigation factor in evaluating credit exposure.

Performing restructured loans, that are included in nonperforming loans at the end of the quarter, were $6.1 million, compared to $6.7 million a year ago and $6.2 million on a linked quarter basis.

During the quarter we received requests to modify 101 commercial loans aggregating $116.5 million primarily consisting of the deferral of principal and interest payments and the extension of the maturity dates.

The composition of these deferrals by industry are as follows:

Type of Loan	Number of Loans	Balance	% of Total Loans
		(In 000s)
Commercial and Industrial
Trucking	17	5,960	1%
Other	23	17,747	4%
Commercial Real Estate
Multi-family	4	5,986	1%
Nonresidential	15	38,449	8%
Hotels	9	26,780	6%
Skilled nursing/ personal care	2	4,589	1%
Other	31	17,002	4%

Total	101	$116,513	24%

Cortland Bancorp Reports Earnings

May 6, 2020

In addition to the commercial loan deferrals, we received 26 residential loan deferral requests totaling $7.2 million.

These loan deferrals and modifications have been executed consistent with the guidelines of the CARES Act. Pursuant to the CARES Act, these loan deferrals are not included in our nonperforming loans previously disclosed.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the year ended December 31, 2019, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well- capitalized Minimum
Tier 1 leverage ratio	10.65%	9.49%	5.00%
Tier 1 risk-based capital ratio	13.18%	11.75%	8.00%
Total risk-based capital ratio	14.08%	13.70%	10.00%

COVID-19 Response

The pandemic affected the company both financially and operationally. “We are committed to serving the needs of our customers in an ever-changing environment,” said Gasior. “We recognize that COVID-19 is causing major concerns for the communities we serve and our entire country. With this in mind, Cortland Bancorp has instituted multiple relief actions in an effort to assist our customers during this very difficult time. The management team has activated its Pandemic Task Force with representation from all areas of our company. The Task Force meets frequently to discuss the current situation, safety, and needs of our customers and employees. We are working diligently with our customers as we all continue to battle COVID-19.    As part of these relief actions, the bank has temporarily suspended residential foreclosure actions and is offering loan assistance programs designed to help those customers who are experiencing or are likely to experience financial difficulties directly related to COVID-19 which is causing loss of individual income and/or household income. In addition to loan deferrals, we are also participating in the Paycheck Protection Program (PPP) stemming from the CARES Act passed by Congress as a stimulus response to the potential economic impacts of COVID-19.”

The CARES Act, signed into law on March 27, 2020, authorized the Small Business Administration to guarantee loans under a new 7(a) loan program referred to as the Payroll Protection Program (PPP). Under the bill, $349 billion was made available to small businesses. On April 24, 2020 President Trump signed a bill providing an additional $310 billion of additional relief funding to small businesses. As of April 30, the Company approved 406 PPP loans totaling $56.2 million, an average of $138,400 per loan. PPP loans are made for two years at a 1% fixed rate with payments deferred for six months. The SBA will also pay lenders a processing fee calculated on the loan balances ranging from 1% to 5%. As loans are forgiven or are carried through maturity, we will record interest and fees in accordance with the guidelines of the CARES Act.

Our company has also taken many steps to protect the safety of our employees and customers by temporarily adjusting branch operations, limiting lobby usage on an appointment only basis and

Cortland Bancorp Reports Earnings

May 6, 2020

encouraging drive-thru and ATM use along with internet banking. Additionally, we have a number of employees working remotely, while other essential employees and operational staff are working split-shifts when possible, while following social distancing guidelines. “While we have altered our operations to protect our customers and employees, we have remained committed to maintaining a high level of service to all of our customers during these challenging times.

“The year began with a keen focus on continued growth in loans, deposits and overall profitability; however, due to the pandemic, we abruptly shifted our focus to risk assessment and risk mitigation,” said Gasior. “Over the last six weeks, a majority of the efforts of our employees has been dedicated to accommodating our current customer requests for payment relief, as well as originating and submitting PPP loans for customers and non-customers alike. Community banks have been instrumental in securing PPP loans for small businesses and in saving jobs. I am proud of our staff who have worked tirelessly to secure these much-needed SBA funds. We have found this experience helped solidify our current relationships, as well as create some very valuable new ones.”

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through 14 full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula, Summit, and Cuyahoga in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Reports Earnings

May 6, 2020

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three Months Ended
	Mar. 31, 2020	Mar. 31, 2019	Var %	Dec. 31, 2019	Var %
SUMMARY OF OPERATIONS
Interest income	$6,930	$7,590	(9)%	$7,428	(7)%
Interest expense	(1,225)	(1,366)	(10)	(1,387)	(12)

Net interest income	5,705	6,224	(8)	6,041	(6)
Provision for loan losses	(600)	(175)	243	(180)	233

NII after loss provision	5,105	6,049	(16)	5,861	(13)
Non-interest income	1,452	1,204	21	1,339	8
Non-interest expense	(4,980)	(4,752)	5	(4,903)	2

Income before tax	1,577	2,501	(37)	2,297	(31)
Federal income tax expense	206	396	(48)	393	(48)

Net income	$1,371	$2,105	(35)%	$1,904	(28)%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,228	4,352	(3)%	4,324	(2)%
Earnings per share, basic and diluted	$0.32	$0.49	(35)	$0.44	(27)
Dividends per share	0.19	0.16	19	0.12	58
Market value	13.50	23.79	(43)	21.81	(38)
Book value	17.32	15.70	10	17.19	1
Market value to book value	77.94%	151.53%	(49)	126.88%	(39)

BALANCE SHEET DATA
Assets	$712,650	$685,496	4%	$737,162	(3)%
Investments securities	133,638	138,953	(4)	138,966	(4)
Total loans	482,239	482,313	—	518,716	(7)
Total deposits	593,256	571,576	4	618,381	(4)
Borrowings	30,830	33,793	(9)	31,077	(1)
Shareholders’ equity	73,209	68,319	7	74,338	(2)

AVERAGE BALANCE SHEET DATA
Average assets	$713,808	$692,479	3%	$712,629	—%
Average total loans	502,398	495,355	1	497,387	1
Average total deposits	593,163	582,752	2	594,794	—
Average shareholders’ equity	79,593	66,028	21	74,483	7

ASSET QUALITY RATIOS
Net recoveries (charge-offs)	$22	$(33)	(167)%	$(356)	(106)%
Net recoveries (charge-offs) to average loans	0.02%	(0.03)%	(167)	(0.29)%	(106)
Non-performing loans as a % of loans	1.71	1.82	(6)	1.65	4
Non-performing assets as a % of assets	1.15	1.28	(10)	1.16	—
Allowance for loan losses as a % of total loans	1.05	0.90	17	0.86	23
Allowance for loan losses as a % of non-performing loans	61.81	49.39	25	52.25	18

FINANCIAL RATIOS\STATISTICS
Net interest margin	3.56%	3.90%	(9)%	3.74%	(5)%
Return on average equity—Company	6.89	12.75	(46)	10.23	(33)
—Bank	8.68	14.29	(39)	11.65	(25)
Return on average assets—Company	0.77	1.22	(37)	1.07	(28)
—Bank	0.93	1.29	(28)	1.16	(20)
Efficiency ratio—Company	68.54	63.69	8	65.50	5
—Bank	63.66	60.75	5	62.54	2

CAPITAL RATIOS
Tier 1 leverage ratio—Company	10.65%	10.79%	(1)%	10.98%	(3)%
—Bank	9.49	9.57	(1)	9.85	(4)
Common equity tier 1 ratio—Company	12.31	11.95	3	12.76	(4)
—Bank	11.75	11.35	4	12.25	(4)
Tier 1 risk-based capital ratio—Company	13.18	12.80	3	13.63	(3)
—Bank	11.75	11.35	4	12.25	(4)
Total risk-based capital ratio—Company	14.08	13.56	4	14.43	(2)
—Bank	13.70	13.14	4	14.10	(3)